EXHIBIT 2

Lock-Up Agreement

October 25, 2023

FT Global Capital, Inc.

1688 Meridian Avenue, Suite 700

Miami Beach, FL 33139

Ladies and Gentlemen:

The undersigned, KMBP Holdings Limited (“KMBP”), understands that FT Global Capital, Inc. (the “Placement Agent”) proposes to enter into a Placement Agency Agreement (the “Agreement”) with SunCar Technology Group, Inc. (the “Company”), providing for the public offering (the “Public Offering”) of securities of the Company, consisting of shares (the “Shares”) of the Company’s Class A ordinary shares (the “Ordinary Shares”).

To induce the Placement Agent to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Placement Agent, the undersigned will not, during the period commencing on the date of the final prospectus (the “Prospectus”) relating to the Public Offering and ending 90 days thereafter (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares, any securities convertible into or exercisable or exchangeable for Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

Notwithstanding the foregoing, China Harvest Fund II and China Harvest Co-Investors II, the shareholders of KMBP may distribute in kind the shares they own of KMBP Holdings Limited (“KMBP”) to the limited partners of China Harvest Fund II and China Harvest Co-Investors II, so long as the shares of the Company remain owned by KMBP and the transferees sign the lock-up agreements on the same form.  KMBP and related entities may file a new Schedule 13D, or an amendment to their Schedule 13D, reflecting this in-kind distribution and any other required disclosures, so long as the total number of shares of the Company remain reported as owned by KMBP.  If so distributed, the organizational documents of KMBP will provide that none of the owners of KMBP may transfer their shares of KMBP prior to the expiration of this lock-up agreement.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with this lock-up agreement.

Any release or waiver granted by the Placement Agent hereunder shall only be effective two (2) business days after the publication date of a press release announcing such release or waiver. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer of Lock-Up Securities not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this lock-up agreement to the extent and for the duration that such terms remain in effect at the time of such transfer.

No provision in this agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by the undersigned of any securities exercisable or exchangeable for or convertible into Ordinary Shares, as applicable; provided that the undersigned does not transfer the Ordinary Shares acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this lock-up agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period).

The undersigned understands that the Company and the Placement Agent are relying upon this lock-up agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This lock-up agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns (which do not include any investors in the offering referenced herein) and is not for the benefit of, nor may any provisions hereof be enforced by, any other person (including any investors in the offering referenced herein).

The undersigned understands that, if the Prospectus is not filed with the Securities and Exchange Commission within 14 days of the date hereof, or if the Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, whichever is earlier, then this lock-up agreement shall be void and of no further force or effect.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Agreement, the terms of which are subject to negotiation between the Company and the Placement Agent.

[SIGNATURE PAGE TO FOLLOW]

Very truly yours,

KMBP Holdings Limited

By:	/s/ Mark Qiu
Name: Mark Qiu
Title: Director

Address:	Suite 2202A, South Island Place
8 Wong Chuk Hang Road
Hong Kong